Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Senmiao Technology Limited of our report dated June 29, 2018 with respect to the consolidated financial statements of Senmiao Technology Limited for the year ended March 31, 2018 appearing in Senmiao Technology Limited’s Annual Report on Form 10-K/A for the year ended March 31, 2018, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

March 19, 2019